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                                                                    EXHIBIT 99.1

                                             Contacts:

Michael Muldowney                            Jonathan Gasthalter/Kristin Celauro
Chief Financial Officer                                  Citigate Sard Verbinnen
Nextera Enterprises                                               (212) 687-8080
(617) 715-0224


                  LEXECON SIGNS LONG-TERM EMPLOYMENT AGREEMENTS
                                 WITH PRINCIPALS

               BOARD RECOMMENDS APPROVAL OF NAME CHANGE TO LEXECON

     EXTENDS SENIOR CREDIT FACILITY AND SUBORDINATED DEBT TO JANUARY 1, 2005

CAMBRIDGE, MA - JANUARY 3, 2003 - Nextera Enterprises, Inc. (NASDAQ: NXRA), which consists of Lexecon, one of the world's leading economics consulting firms, today announced that Lexecon has executed long-term employment agreements with certain key Lexecon principals, President Dan Fischel and Dennis Carlton. By agreeing to contract extensions with these senior advisors, the Company has secured top talent to continue leading the 25 year-old economics consulting firm into its next phase of development.

Nextera also announced that its Board of Directors has voted to change the Nextera name to Lexecon Enterprises, Inc., in early 2003. This proposal will be submitted to the Company's shareholders for approval at the 2003 annual meeting.

"This is truly an exciting time for Nextera and we are extremely pleased to have executed contract extensions with Dan and Dennis," said David Schneider, Chairman and Chief Executive Officer of Nextera. "With Lexecon's world-renowned and respected thought leaders committed to building the Company, we believe that we have a strong foundation from which to further strengthen our existing litigation consulting practice, while expanding our emerging business advisory service offering."

Schneider concluded, "Since 1977, the Lexecon brand has enjoyed a strong reputation for providing independent, objective consulting advice to its law firm, government and Fortune 500 client base. We believe that rebranding the firm as Lexecon will allow our shareholders and clients to strongly identify with our business."

In connection with the execution of the new employment agreements, Nextera also announced that it has amended its senior credit agreement with Fleet National Bank and Bank of America, the senior lenders, to extend the senior credit facility to January 1, 2005 and to modify the principal amortization of the senior credit facility. Also, Knowledge Universe, Inc., an affiliate of Nextera's largest investor and controlling shareholder, loaned an additional $5.0 million to the Company under a Junior Credit Participation Agreement in the senior credit facility with the senior lenders.

Under the new terms of the senior credit facility, Nextera will permanently reduce the borrowings outstanding by $4.7 million in 2003 and by $4.7 million in 2004. The Company was previously required to permanently reduce borrowings outstanding under the credit facility by $8.0 million in 2003. The maturity dates of the Company's existing subordinated debt with affiliates of Knowledge Universe were also extended to January 1, 2005.

"We believe that the long-term employment agreements, coupled with the extensions to the senior credit facility and subordinated debt, will enable us to generate solid and consistent returns for shareholders in the coming years," said Michael Muldowney, Chief Financial Officer.


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As of September 30, 2002, Nextera had approximately $27.8 million outstanding under its senior credit facility and approximately $46.6 million of outstanding subordinated debt.

ABOUT NEXTERA ENTERPRISES

Nextera Enterprises Inc., through its wholly owned subsidiary, Lexecon, provides a broad range of economic analysis, litigation support, regulatory and business consulting services. One of the nation's leading economics consulting firms, Lexecon assists its corporate, law firm and government clients reach decisions and defend positions with rigorous, objective and independent examinations of complex business issues that often possess regulatory implications. Lexecon has offices in Cambridge and Chicago. More information can be found at www.nextera.com and www.lexecon.com.

This press release contains forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to Nextera Enterprises that are based on the beliefs of Nextera's management. Any statements contained in this press release that are not historical facts are forward-looking statements. Such statements are based on many important factors that may be outside of Nextera's control, causing actual results to differ materially from those suggested. Such factors include, but are not limited to Nextera's dependence on key personnel, attracting and retaining qualified consultants, potential inability to comply with loan covenants, high levels of debt, possible Nasdaq SmallCap Market delisting, availability of credit and capital resources, new business solicitation efforts, intense competition and effects of economic uncertainty on client expenditures. Further information on these and other potential factors that could affect Nextera's financial and operating results are included in Nextera's 10-Q filed on November 14, 2002 with the Securities and Exchange Commission.

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